Exhibit 12

STATEMENT RE: COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES AND

EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

	For the three months ended September 30,
(Dollar amounts in thousands)	2013		2012
Earnings available to cover fixed charges:
Income before non controlling interests, income from investments in unconsolidated entities and discontinued operations	$22,988		$5,852
Fixed charges:
Interest expense	15,948		16,998
Capitalized interest	6,550		5,806
Fixed charges	22,498		22,804
Distributions of earnings net of equity from unconsolidated entities	18		212
Capitalized interest	(6,550)		(5,806)
Earnings available to cover net fixed charges	$38,954		$23,062
Fixed charges	$22,498		$22,804
Preferred stock dividends	911		911
Fixed charges and preferred stock dividends	$23,409		$23,715
Earnings available to cover net fixed charges	$38,954		$23,062
Divided by fixed charges	$22,498		$22,804
Ratio of earnings to fixed charges	1.7	x	1.0	x
Earnings available to cover net fixed charges	$38,954		$23,062
Divided by fixed charges and preferred stock dividends	$23,409		$23,715
Ratio of earnings to fixed charges and preferred stock dividends	1.7	x	1.0	x

	For the nine months ended September 30,
	2013		2012
Earnings available to cover fixed charges:
Income before non controlling interests, income from investments in unconsolidated entities and discontinued operations	$65,055		$42,062
Fixed charges:
Interest expense	49,935		50,488
Capitalized interest	18,199		16,023
Fixed charges	68,134		66,511
Distributions of earnings net of equity from unconsolidated entities	15		1,359
Capitalized interest	(18,199)		(16,023)
Earnings available to cover net fixed charges	$115,005		$93,909
Fixed charges	$68,134		$66,511
Preferred stock dividends	2,733		2,733
Fixed charges and preferred stock dividends	$70,867		$69,244
Earnings available to cover net fixed charges	$115,005		$93,909
Divided by fixed charges	$68,134		$66,511
Ratio of earnings to fixed charges	1.7	x	1.4	x
Earnings available to cover net fixed charges	$115,005		$93,909
Divided by fixed charges and preferred stock dividends	$70,867		$69,244
Ratio of earnings to fixed charges and preferred stock dividends	1.6	x	1.4	x